Exhibit 10.3

Administrative Regulations for the

Executive Management Annual Incentive Compensation Program

under the United States Steel Corporation 2005 Annual Incentive Compensation Plan

As adopted by the Compensation & Organization Committee

on November 29, 2005

1.	Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Annual Incentive Compensation Program (the “Program”) under and pursuant to the authority provided in the Board of Directors’ April 26, 2005 delegation to the Committee and Section 3 of the United States Steel Corporation 2005 Annual Incentive Compensation Plan (the “Plan”).

A.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

B.	Compensation consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.	Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee or Senior Officers (“Participants”).

A.	Executive Management. All Executive Management employees of USS, its subsidiaries and affiliates designated via written notice as participants by the Committee are eligible to participate (“Eligible Employees” or “Participants”).

B.	New Participants. A Participant who was not a Participant on the first day of the Performance Period may, subject to the Committee’s discretion, become a Participant during the Performance Period participating on a pro rata basis for the remaining portion of the period in which such Participant first becomes eligible to participate but shall be ineligible to participate in this program for any portion of a year during which the Participant participates in any other cash incentive or bonus plan or program; provided, however, that a Covered Employee (as defined in section 162(m) of the Internal Revenue Code) may so participate only if he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

C.	Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant’s employment at any time.

3.	Performance Period.

A.	Calendar year. Unless otherwise determined by the Committee at the commencement of each Performance Period, each such Performance Period shall be a calendar year.

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4.	Performance Goal Setting.

A.	Performance Goals. The Corporate Performance Goals for the Performance Period shall be the targets assigned to each of the Corporate performance measures. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Corporate performance measures will be the following objective measures:

(1)	Return on Capital Employed (ROCE). Return on Capital Employed shall mean income from consolidated worldwide operations (including minority interests), divided by consolidated worldwide capital employed (including minority interests) expressed as a percentage. Capital employed shall be calculated by using the average of the opening balance and the end of each quarter during the Performance Period for the sum of net fixed assets, inventories and accounts receivable, less accounts payable. Pursuant to Section 5.A.(2)(c) hereof, the Committee will specify objective adjustment provisions to this ROCE calculation at the time it sets the Performance Goals for the relevant Performance Period.

(2)	Shipment Tons. Shipment Tons shall mean the number of tons of steel products shipped for the Performance Period, as determined for external reporting purposes.

(3)	Citizenship Measures. Citizenship Measures shall mean:

(a)	Safety Performance. Safety Performance shall mean the number of domestic represented and non-represented serious injury cases during the Performance Period. A serious injury shall mean an injury that prevents an employee from returning to work for more than 45 days.

(b)	Workforce Diversity. Workforce Diversity shall mean the number of minority full-time represented and non-represented employees and the number of female full-time represented and non-represented employees, as each is reported for the relevant Performance Period to the Equal Employment Opportunity Commission.

(c)	Toxic Emission Improvement. Toxic Emission Improvement shall be the number pounds of toxic chemicals released, as measured on certain dates during the Performance Period.

B.	Corporate or subsidiary level. Notwithstanding the Corporate performance measure definitions, the Committee may assign Performance Goals for the Corporate performance measures at the Corporate, subsidiary and/or affiliate level for each Participant.

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C.	Setting of Incentive Targets and Incentive Awards. The Incentive Targets, defined as a percent of the Participant’s base salary, and target Incentive Awards for all Performance Goals shall be set by the Committee during the first 90 days of each Performance Period.

(1)	The Committee shall establish and approve the relevant Incentive Targets for each Performance Goal as well as the related target Incentive Award for achieving each Performance Goal.

(2)	The Committee will assess the competitiveness of the various target Incentive Award levels.

D.	Performance Goal weighting.

(1)	Relative weighting. Unless otherwise determined by the Committee, the relative weighting assigned to each of the performance measures shall be as follows:

(a)	ROCE. Return on Capital Employed shall be 75% of the target Incentive Award value.

(b)	Shipment Tons. Shipment Tons shall be 25% of the target Incentive Award value.

(c)	Citizenship Measures. Each of the Citizenship Measures shall add or subtract up to 5% of the target Incentive Award value depending upon actual performance with respect to each related Performance Goal.

(2)	Maximum award level. The maximum award level shall be 215% of the target Incentive Award with achievement of the highest ROCE Performance Goal representing 150% of such award, achievement of the highest Shipment Tons Performance Goal representing 50% of such award and achievement of the highest Citizenship Measures Performance Goals adding 5% each to such award.

5.	Performance Measurement Mechanics.

A.	Payout determination.

(1)	Evaluation. The Committee shall evaluate actual Corporate performance against the Corporate Performance Goals for the Performance Period during the first 60 days following the end of the relevant Performance Period.

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(2)	Calculation.

(a)	Interpolation. Interpolation will be used to determine an Incentive Award for performance that correlates to performance between the pre-determined Performance Goals.

(b)	Maximum award. No one Participant may receive more than $5 million in Incentive Awards for any one Performance Period under this Program.

(c)	Unusual items. At the commencement of each Performance Period, the Committee may also determine that unusual items or certain specified events or occurrences will be excluded from, or considered in connection with, any or all of the calculations for such Performance Period.

(3)	Negative discretion. The Committee retains negative discretion to reduce any and all Incentive Awards to amounts below the amounts that would be payable as a result of performance measured against the Performance Goals; however, the Committee may not increase Incentive Awards above the amount payable as a result of performance measured against the Performance Goals.

6.	Timing of Payments. Payment of Annual Incentive Compensation, if any, under this Program with respect to any Performance Period will be paid on the 5th business day following the date of the Committee’s determination of any such Incentive Award to be paid; provided, however, the payment of any such award shall be paid on or before March 15 of the year following the end of the relevant Performance Period.

7.	Termination of Employment.

A.	Normal Retirement, Death, Disability, Termination without Cause. Following a Participant’s Normal Retirement, Death, Disability or Termination without Cause, a prorated value of such Participant’s target Award may be awarded by the Committee based upon the number of complete months worked during the Performance Period; provided that (i) such Award is calculated and delivered following the relevant Performance Period, (ii) the relevant Performance Goals are achieved, (iii) the Participant is employed for at least six (6) months during the Performance Period and (iv) the Committee retains its negative discretion with respect to such awards.

(1)	Normal Retirement. Normal Retirement shall mean (a) normal retirement as defined in the applicable pension rules under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003), or similar USS subsidiary plan, or (b) retirement at any age with the consent of the Committee; however, unless specifically consented to in writing by the Committee, Normal Retirement does not

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include retirement under circumstances in which the employee accepts employment with a company that owns, or is owned by, a business that competes with USS, or its subsidiaries or affiliates.

(B)	Resignation, Early Retirement and Termination for Cause. Following a Participant’s Resignation, Early Retirement or Termination for Cause, all pending Incentive Awards are forfeited.

(1)	Early Retirement. Early Retirement shall mean a retirement other than a Normal Retirement.

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